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Exhibit 10.26

ACQUISITION AGREEMENT

        THIS ACQUISITION AGREEMENT dated as of            , 2009 (this "Agreement"), is between Cloud Peak Energy Inc., a Delaware corporation ("Cloud Peak"), and Rio Tinto Energy America Inc., a Delaware corporation ("RTEA"). Certain terms used in this Agreement are defined in Section 1.1. Except as otherwise specified in this Agreement, all capitalized terms used herein that are defined in the Master Separation Agreement (as defined below) have the respective meanings specified therein.

RECITALS

        WHEREAS, through a series of structuring transactions, RTEA contributed the non-Colorado Western United States coal mining business (other than the Colowyo mine) (the "Coal Business") of Rio Tinto America Inc., a Delaware corporation ("RTA") to Cloud Peak Energy LLC, a Delaware limited liability company ("CPE LLC");

        WHEREAS, prior to the completion of the transactions contemplated in this Agreement, RTEA and Kennecott Management Services Company, a Delaware corporation ("KMS") owned all of the outstanding Common Membership Units (as defined below) of CPE LLC;

        WHEREAS, concurrent with the execution of this Agreement, (i) RTA, RTEA, KMS, Cloud Peak, CPE LLC and certain subsidiaries of CPE LLC will enter into a Master Separation Agreement, (ii) Cloud Peak, RTEA and KMS will enter into the Third Amended and Restated Limited Liability Company Operating Agreement of CPE LLC (the "LLC Agreement") and (iii) Cloud Peak, RTEA and KMS and/or their respective Affiliates will enter into the Transaction Documents, including the Tax Receivable Agreement;

        WHEREAS, Cloud Peak desires to acquire a portion of RTEA's interest in the Coal Business through the acquisition from RTEA of Common Membership Units (as defined below) in CPE LLC, and, as consideration, will issue to RTEA the CPE Note (as defined below);

        WHEREAS, the Underwriters have required, as a condition to their entering into the Underwriting Agreement, that Cloud Peak grant the Underwriters an option (the "Overallotment Option") to purchase up to an additional            shares of Common Stock from Cloud Peak to cover overallotments of shares in the Initial Public Offering (the "Overallotment"); and

        WHEREAS, upon the exercise of the Overallotment Option, Cloud Peak desires to acquire an additional portion of RTEA's interest in the Coal Business through the acquisition from RTEA of additional Common Membership Units in CPE LLC.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Cloud Peak and RTEA hereby agree as follows:

ARTICLE 1
DEFINITIONS

        1.1.    Certain Definitions.    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute and the rules and regulations thereunder in effect from time to time. Any reference herein to a specific provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

        "Common Membership Units" means the limited liability company common membership units of CPE LLC as described in the LLC Agreement.

        "Common Stock" means the common stock, $0.01 par value per share, of Cloud Peak.

        "Encumbrance" means, with respect to any specified asset, any security interest, lien, mortgage, claim, charge, pledge, restriction, option, reservation, equitable interest, deed of trust, right of first refusal, easement, servitude or encumbrance of any nature.

        "First Closing Date" has the meaning set forth in Section 3 of the Underwriting Agreement.

        "Initial Public Offering" means the initial public offering registered under the Securities Act of the Common Stock of Cloud Peak.

        "Optional Closing Date" has the meaning set forth in Section 3 of the Underwriting Agreement.

        "Master Separation Agreement" means the Master Separation Agreement dated as of the date hereof among RTA, RTEA, KMS, Cloud Peak, CPE LLC and certain subsidiaries of CPE LLC.

        "Underwriters" means the several underwriters of the offering named in the Underwriting Agreement.

        "Underwriting Agreement" means the underwriting agreement to be entered into among Cloud Peak and the Underwriters for the Initial Public Offering.

        1.2.    Additional Terms.    In addition to the defined terms identified in Section 1.1, the following terms have the meanings assigned in the Sections referred to in the table below:

Term	Section
Acquisition Closing	2.4
Agreement	Preamble
Business Day	Master Separation Agreement
Cloud Peak	Preamble
Coal Business	Recitals
CPE LLC	Recitals
CPE Note	2.2
KMS	Recitals
Law	Master Separation Agreement
LLC Agreement	Recitals
New York Courts	5.3
Overallotment	Recitals
Overallotment Acquisition Closing	3.3
Overallotment Option	Recitals
RTA	Recitals
RTEA	Preamble
Tax Receivable Agreement	Master Separation Agreement
Transaction Documents	Master Separation Agreement
Unit(s)	2.1
Unit Price	2.2

ARTICLE 2
ACQUISITION OF UNITS

        2.1.    Acquisition.    RTEA hereby agrees to sell to Cloud Peak and Cloud Peak hereby agrees to acquire from RTEA a portion of RTEA's interest in the Coal Business through the acquisition of            Common Membership Units (each a "Unit" and collectively, the "Units"), free and clear of all Encumbrances.

        2.2.    Unit Price.    The price of each Unit shall equal $                        (the "Unit Price"). As consideration for the Units, Cloud Peak shall issue a promissory note (the "CPE Note") in a principal amount equal to the number of Units multiplied by the Unit Price, in the form attached hereto as Exhibit A.

        2.3.    Payment of Note.    Cloud Peak hereby agrees to use all of the net proceeds of the Initial Public Offering to pay the CPE Note in full as promptly as practicable by wire transfer of immediately available funds to an account designated by RTEA in writing in accordance with the requirements of the CPE Note. The failure by Cloud Peak to pay the CPE Note shall constitute a breach of this Agreement.

        2.4.    Acquisition Closing.    The closing of the transactions contemplated in this Article 2 (the "Acquisition Closing") shall take place on the date hereof.

        2.5.    FIRPTA Certificate.    Prior to the Acquisition Closing, RTEA shall provide Cloud Peak with a FIRPTA certificate, in the form attached hereto as Exhibit B, duly executed by an officer of RTEA.

        2.6.    Transfer Taxes and Fees.    Cloud Peak shall be responsible for any documentary, transfer, sales or other taxes, if any, imposed by reason of the sale of the Units under this Agreement and any deficiency, interest or penalty asserted with respect thereto.

ARTICLE 3
ACQUISITION OF OVERALLOTMENT UNITS

        3.1.    Overallotment Acquisition.    In the event the Underwriters exercise the Overallotment Option and the transactions related to the Overallotment Option set forth in the Underwriting Agreement are consummated, RTEA hereby agrees to sell to Cloud Peak and Cloud Peak hereby agrees to acquire from RTEA a portion of RTEA's interest in the Coal Business through the acquisition of a number of Common Membership Units, free and clear of all Encumbrances, equal to the number of shares of Common Stock sold by Cloud Peak pursuant to the Overallotment Option (each an "Overallotment Unit" and collectively, the "Overallotment Units"), which may be up to            shares of Common Stock.

        3.2.    Overallotment Unit Price.    The price of each Overallotment Unit shall equal the Unit Price. Cloud Peak shall pay to RTEA an amount equal to the number of Overallotment Units multiplied by the Unit Price by wire transfer of immediately available funds to an account designated by RTEA in writing at the Overallotment Acquisition Closing (as defined below).

        3.3.    Overallotment Acquisition Closing.    The closing of the transactions contemplated in this Article 3 (the "Overallotment Acquisition Closing") shall take place no later than 1 P.M. EST, on the Business Day following the Optional Closing Date.

        3.4.    Transfer Taxes and Fees.    Cloud Peak shall be responsible for any documentary, transfer, sales or other taxes, if any, imposed by reason of the sale of the Overallotment Units under this Agreement and any deficiency, interest or penalty asserted with respect thereto.

        3.5.    Conditions to Overallotment Acquisition Closing.    The obligations of both Cloud Peak and RTEA under this Article 3 are subject to the fulfillment or waiver of the following conditions:

    3.5.1.
    The Underwriters shall have exercised their Overallotment Option and the transactions related to the Overallotment Option set forth in the Underwriting Agreement are consummated; and

    3.5.2.
    There shall not have been issued and be in effect any order, decree or judgment of, or in, any court, tribunal of competent jurisdiction or governmental authority which makes the issue and sale of the Overallotment Units or any of the other transactions contemplated by this Agreement illegal or invalid.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

        4.1.    Representations and Warranties of RTEA.    RTEA represents and warrants to Cloud Peak as follows:

    4.1.1.
    Organization; Good Standing; Qualification of RTEA.    RTEA is a Delaware corporation, duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. RTEA has the requisite power and authority to own its properties and to conduct its business in all material respects. RTEA is in good standing and qualified to do business in every jurisdiction where the failure to so qualify would have a material adverse effect on its business or financial condition or on RTEA's ability to enter into this Agreement or to consummate the transactions contemplated hereby.

    4.1.2.
    Organization; Good Standing; Qualification of CPE LLC.    CPE LLC is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. CPE LLC has the requisite power and authority to own its properties and to conduct its business in all material respects. CPE LLC is in good standing and qualified to do business in every jurisdiction where the failure to so qualify would have a material adverse effect on its business or financial condition or on RTEA's ability to enter into this Agreement or to consummate the transactions contemplated hereby.

    4.1.3.
    Authorization.    The execution, delivery and performance of this Agreement and the sale of the Units and the Overallotment Units is within the power of and has been duly authorized by RTEA. This Agreement constitutes the legal, valid and binding obligation of RTEA enforceable against RTEA in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

    4.1.4.
    Title to the Membership Units.    RTEA owns, and has good and marketable title to the Units and the Overallotment Units it has agreed to sell pursuant to the terms of this Agreement. Except for any restrictions set forth in the LLC Agreement, RTEA holds such Units and the Overallotment Units free and clear of any Encumbrance.

    4.1.5.
    Consents.    Except as have been previously obtained or made, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party on the part of CPE LLC or RTEA is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        4.2.    Representations and Warranties of Cloud Peak.    Cloud Peak hereby represents and warrants to RTEA as follows:

    4.2.1.
    Organization; Good Standing; Qualification.    Cloud Peak is a corporation, duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Cloud Peak has the requisite power and authority to conduct its business in all material respects. Cloud Peak is in good standing and qualified to do business in every jurisdiction where the failure to so qualify would have a material adverse effect on its business or financial condition or on its ability to enter into this Agreement or to consummate the transactions contemplated hereby.

    4.2.2.
    Authorization.    The execution, delivery and performance of this Agreement and the CPE Note and the purchase of the Units and Overallotment Units are within the powers of and have been duly authorized by Cloud Peak. Both this Agreement and, when duly executed, the CPE Note, constitute legal, valid and binding obligations of Cloud Peak enforceable against Cloud Peak in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

    4.2.3.
    Consents.    Except as have been previously obtained or made, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party on the part of Cloud Peak is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5
MISCELLANEOUS

        5.1.    Further Assurances.    From time to time after the date hereof, each of the parties to this Agreement shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as each party shall reasonably request to carry out more effectively the provisions and purposes of this Agreement.

        5.2.    Assignment.    Neither party to this Agreement shall assign, transfer or otherwise alienate any or all of its rights, obligations or interest under this Agreement, without the express prior written consent of the other party, which consent may be granted or withheld in such other party's sole discretion. Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.

        5.3.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

    5.3.1.
    This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

    5.3.2.
    Each Party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County (the "New York Courts") for any legal action or other legal proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated thereby (and agrees not to commence any legal action or other legal proceeding relating thereto except in such courts, including to enforce any settlement, order or award). Each Party hereto:

    5.3.2.1.
    consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and also agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.5 is sufficient and reasonably calculated to give actual notice;

    5.3.2.2.
    agrees that the New York Courts shall be deemed to be a convenient forum; and

    5.3.2.3.
    waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the New York Courts that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

    5.3.3.
    In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before the New York Courts.

    5.3.4.
    Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any legal action or other legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or thereby. Each of the Parties hereto (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by , among other things, the mutual waivers set forth in this Section 5.3.4.

        5.4.    Specific Performance.    Each of the Parties hereto acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or at equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any provisions of this Agreement, without posting any bond or other undertaking.

        5.5.    Notices.    Any notice, instruction, direction or demand required under the terms of this Agreement shall be in writing and shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

    If to Cloud Peak, to:

  Cloud Peak Energy Inc.
  General Counsel
  505 S. Gillette Avenue
  Gillette, Wyoming 82716
  (307) 687-6000
  Fax: (307) 687-6059

    If to RTEA, to:

  Rio Tinto Energy America Inc.
  c/o Legal Department
  4700 Daybreak Parkway
  South Jordan, Utah 84095
  (801) 204-2000
  Fax: (801) 204-2892

  With a copy to (which shall not constitute notice):

  Craig Johnson, Esq.
  Rio Tinto Services Inc.
  224 North 2200 West
  Salt Lake City, Utah 84116
  (801) 238-2400
  Fax: (801) 238-2473

  or to such other addresses or telecopy numbers as may be specified by like notice to the other Parties.

        5.6.    Survival.    The covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Acquisition Closing, the Overallotment Acquisition Closing and the Transactions and shall remain in full force and effect.

        5.7.    No Third-Party Beneficiaries.    This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        5.8.    Amendment.    This Agreement may be amended only by a written agreement executed by the parties hereto.

        5.9.    Waiver.    A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

        5.10.    Severability.    If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

        5.11.    Counterparts and Signature.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, including by facsimile or electronic mail, by each party hereto of a signed signature page hereof to the other party.

        5.12.    Characterization.    It is intended by the parties hereto that each of the acquisitions of Common Membership Units pursuant to Sections 2.1 and 3.1 of this Agreement be characterized as the purchase of interests in an entity treated as a partnership for U.S. federal income tax purposes and subject thereby to Section 743 of the Code. Each of RTEA and Cloud Peak agrees, unless otherwise required by a change in law, regulation, written interpretation thereof or as may be required by a

"determination" as defined in Section 1313(a) of the Code following the date of this Agreement, to file tax returns and reports consistent with such characterization.

        5.13.    Interpretation of Agreement.

    5.13.1.
    As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

    5.13.2.
    Unless otherwise specified, references in this Agreement to "Articles", "Sections" and "Exhibits" are intended to refer to Articles of, Sections of, and Exhibits to, this Agreement.

    5.13.3.
    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

    5.13.4.
    Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

        [Signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CLOUD PEAK ENERGY INC.
By:
Name:
Title:
RIO TINTO ENERGY AMERICA INC.
By:
Name:
Title:

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  Exhibit 10.26